Zion Oil Reduces the Exercise Price of Outstanding Warrants

Dallas, Texas and Caesarea, Israel - October 22, 2012: Zion Oil & Gas, Inc. (NASDAQ GM: ZN, ZNWAW, ZNWAZ) today announced that it has reduced the exercise price to $1.75 of both series of its outstanding publicly traded warrants quoted under the symbols “ZNWAW” and “ZNWAZ” until 5:00 p.m. eastern time on December 31, 2012, their scheduled expiration date (the “Expiration Time”). Any and all warrants properly exercised in accordance with their respective terms prior to the Expiration Time will be accepted by Zion at the reduced exercise price and one share of registered common stock per warrant will be issued to the exercising warrant holder. The original exercise price for the ZNWAW Warrants was $7.00 and for the ZNWAZ Warrants was $4.00.

After the Expiration Time, warrants under the symbols ZNWAW and ZNWAZ will expire with no further value. Except for the reduced exercise price of the warrants through their scheduled expiration date, the terms of the Warrants remain unchanged. Holders of Warrants that desire to exercise their Warrants should contact their brokers and instruct them to exercise the Warrants prior to the Expiration Time.

As of today’s date, approximately 471,347 ZNWAW Warrants and 2,953,595 ZNWAZ Warrants are outstanding. Zion’s common stock is listed on the NASDAQ GLOBAL Market under the symbol ZN. Zion recommends that Warrant holders obtain current market quotations for Zion’s securities before deciding whether or not to exercise their Warrants.

Mr. John Brown, Zion’s Executive Board Chairman and Chief Executive Officer said: “For the shareholders who have supported Zion through our past stock and warrant offerings, we want to substantially reduce the warrant exercise price to provide a benefit to you before the warrants expire as a way of expressing our gratitude for your ongoing support.”

ZION’S BOARD OF DIRECTORS HAS APPROVED THE WARRANT EXERCISE PRICE REDUCTION. HOWEVER, NEITHER ZION NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE ITS OWN DECISION AS TO WHETHER TO EXERCISE A WARRANT.

The information above does not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Zion.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Haifa and Tel Aviv. It currently holds three petroleum exploration licenses: the Joseph License (on approximately 83,272 acres) and the Asher-Menashe License (on approximately 78,824 acres) between Netanya, in the south, and Haifa, in the north, and the Jordan Valley License (on approximately 55,845 acres), just south of the Sea of Galilee. The total license area amounts to approximately 218,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s operations, are forward-looking statements as defined in the “Safe Harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Russell:

Telephone: 214-221-4610

Email: dallas@zionoil.com